EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Supernus Pharmaceuticals Reports Third Quarter 2013 Financial Results

Rockville, MD, November 12, 2013 --Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, today reported financial results for the three and nine months ended   September 30, 2013 and provided an update on key accomplishments to date.

“As we expected in the third quarter we received approval by the FDA for Trokendi XR™ and were able to launch it one week later. Our business is now experiencing accelerated growth with product shipments to wholesalers reaching $13.8 million by the end of the third quarter and $17.9 million by the end of last week. Oxtellar XR™ prescriptions have doubled in the third quarter as compared to the second quarter and Trokendi XR™ is off to a great start. Our Company continues to execute very well on our two product launches,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals, Inc.

Third Quarter 2013 Financial Results

•	Our net product revenue of $1.1 million for the three months ended September 30, 2013, is comprised of 3,648 Oxtellar XRTM prescriptions filled at the pharmacy level during the second quarter of 2013.
•	Our product gross margin on net product revenue was 97% in the quarter.
•	Research and development (R&D) expense for the third quarter declined from $8.3 million in 2012 to $3.8 million in 2013, primarily because our Phase IIb study for SPN-810 was completed in 2012.
•

Selling, general and administrative (SG&A) expense for the third quarter increased from         $4.1 million in 2012 to $14.6 million in 2013, primarily due to increased sales and marketing costs associated with the commercial launches of Oxtellar XRTM and Trokendi XRTM.

•

We recognized a non-cash charge of $4.1 million associated with the interest make-whole provision of our 7.5% Convertible Senior Secured Notes (the “Notes”).  This increase is due to the passage of time.

•

Net loss applicable to common shareholders for third quarter of 2013 was $24.1 million or $0.78 per common share (based on 30.9 million weighted average shares outstanding), compared to a net loss of $13.5 million or $0.55 per common share (based on 24.5 million weighted average shares outstanding) in the third quarter of 2012.

Nine Months Ended September 30, 2013 Financial Results

•

Our net product revenue of $1.3 million for the nine months ended September 30, 2013 is comprised of 4,177 Oxtellar XRTM prescriptions filled at the pharmacy level during the first and second quarters.

•	Our product gross margin on net product revenue during this period was 97%.
•

R&D expense for the first nine months of 2013 was $11.8 million, compared with $18.4 million in 2012. The decrease was primarily attributable to the completion of our Phase IIb study for SPN-810 in 2012.

•

SG&A expense for the first nine months of 2013 was $40.4 million compared with $11.4 million in 2012, increasing year over year due to hiring of our sales force as well as costs associated with the commercialization of Oxtellar XRTM and Trokendi XRTM in 2013.

•

Net loss applicable to common shareholders for the first nine months of 2013 was $69.9 million or $2.26 per common share (based on 30.9 million weighted average shares outstanding), compared to $33.9 million or $2.36 per common share (based on 14.4 million weighted average shares outstanding in 2012).

Financial Update

•	For the nine months ended September 30, 2013, product shipments to wholesalers totaled $13.8 million. This total can be apportioned as follows:
-	$6.6 million has been collected in cash from wholesalers through the first nine months. The balance, $7.2 million, is recorded as accounts receivable, at September 30, 2013.
-

$1.8 million of the $13.8 million in shipments to wholesalers has been recognized as  revenue, net of $0.5 million in gross to net deductions, resulting in net product revenue of $1.3 million.  The balance, $12.0 million, has been recorded on our balance sheet net of $1.6 million in estimated sales deductions; i.e. as net deferred product revenue of $10.4 million.

•	These results are summarized in the following table, along with the prescriptions which have been filled at the pharmacy level for each quarter.

(1)

Deferred revenue for Oxtellar XRTM represents approximately 19,000 prescriptions.  Of this amount, 7,596 prescriptions were filled during the third quarter.  The remainder, approximately 11,400 prescriptions, is held at the wholesale level as of September 30, 2013.

(2)

Deferred revenue for Trokendi XRTM represents approximately 10,000 prescriptions.  Of this amount, 1,434 prescriptions were filled during the first five weeks of launch in the third quarter.  The remainder, approximately 8,600 prescriptions, is held at the wholesale level as of September 30, 2013.

•

We have not yet recognized revenue related to the prescriptions written during the third quarter of 2013 for either Oxtellar XRTM or Trokendi XRTM; however, we anticipate recognizing revenue for these prescriptions in our fourth quarter results.

Capital Resources and Financial Guidance

•

Cash, cash equivalents and marketable securities increased from $88.5 million at December 31, 2012 to $102.5 million at September 30, 2013, reflecting the proceeds from the sale of the Notes in May 2013.

•	Cash burn for the nine months ended September 30, 2013 totaled approximately $55 million.
•	We are reducing our forecast for cash burn for 2013 to $70 million - $75 million, as compared to our previous guidance of $85 million - $95 million.
•

We project full year revenue from Oxtellar XRTM of $8.5 million, assuming that starting in the fourth quarter, revenue will be recognized based on shipments to wholesalers; i.e., rather than prescriptions at the pharmacy level.

•

We continue to anticipate that cash, cash equivalents, unrestricted marketable securities and long term investments should be sufficient to fund operations through the end of 2014, by which time we project to be cash flow break even.

Oxtellar XR™  Launch Update

Oxtellar XRTM continued to grow significantly during the third quarter of 2013:

•	Oxtellar XRTM prescriptions, as reported by IMS, more than doubled from 3,648 prescriptions in the second quarter to 7,596 prescriptions in the third quarter.
•	Over 1,600 target physicians have prescribed Oxtellar XRTM since launch, a substantial increase over the 1,100 target physicians prescribing Oxtellar XRTM previously reported.
•

Based on IMS data, for the week ending November 1, 2013, Oxtellar XRTM achieved a conversion share of the addressable oxcarbazepine market of approximately 1.8%, representing a significant increase over the 1.3% conversion share we reported during our second quarter Oxtellar XRTM launch update.

•	Oxtellar XRTM continues to build coverage in managed care with 145.5 million lives covered, 129 million on the commercial side and 16.5 million on Medicaid.

Trokendi XRTM Launch Update

•

As expected, Trokendi XRTM received final FDA approval in the third quarter and was launched in August 2013.  This was the second product launch for Supernus this year, following the launch of Oxtellar XRTM in February 2013. The Trokendi XRTM launch is off to a strong start,  with 4,711 prescriptions reported by IMS through the week ending November 1, 2013 of which 1,434 were in the first five weeks of launch in the third quarter.  Although very early in the launch phase, Trokendi XRTM has already achieved 0.5% market conversion share of the addressable market and feedback from physicians and patients has been very positive.

•	Trokendi XRTM started with strong coverage in managed care with 116.4 million lives covered, 111 million on the commercial side and 5.4 million on Medicaid.
•

In anticipation of the launch of Trokendi XRTM,  the Supernus field sales force was increased by 15 sales representatives.  We  will be adding additional sales representatives in the fourth quarter to continue to support commercialization of Trokendi XRTM and Oxtellar XRTM.  Our sales force continues to be successful in increasing the number of calls on target physicians, delivering over 8,900 calls in September 2013, a record number of monthly physician calls for the Company.

Pipeline Update

Regarding our pipeline, a scientific meeting was held with the FDA to discuss our plans for later stage clinical studies for SPN-810.  Our current plan is to proceed to a Phase III trial under a Special Protocol Assessment.  We continue to progress SPN-812, and have completed the development of several extended release formulations that will be tested in a pharmacokinetic study in the first half of 2014 to select the final formulation for use in the Phase IIb trial.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases.  The Company has two marketed products for epilepsy, Oxtellar XRTM (extended release oxcarbazepine), and Trokendi XRTM (extended release topiramate).   The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President & CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

SUPERNUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)

Cash, cash equivalents and marketable securities	$87,238	$88,508
Accounts receivable	7,208	-
Inventories	5,188	1,152
Other current assets	3,228	1,802
Total Current Assets	102,862	91,462

Property and equipment, net	2,480	1,421
Long term investments	15,215	-
Deferred financing costs	2,031	89
Other long-term assets	1,177	1,017
Total Assets	$123,765	$93,989

Accounts payable and accrued expenses	$14,472	$10,666
Deferred product revenue	10,365	-
Deferred licensing revenue	234	508
Secured notes payable, current	-	11,809
Total Current Liabilities	25,071	22,983

Deferred licensing revenue, net of current portion	1,452	309
Convertible notes, net of discount	60,175	-
Secured notes payable, long-term	-	11,088
Other non-current liabilities	2,401	1,788
Derivative liabilities	22,213	251
Total Liabilities	111,312	36,419

Total Stockholders' Equity	12,453	57,570
Total Liabilities & Stockholders Equity	$123,765	$93,989

Supernus Pharmaceuticals, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2013	2012	2013	2012

	(unaudited)		(unaudited)

Revenue
Net product sales	$1,130	$—	$1,283	$—
Licensing revenue	127	91	401	391

Total revenue	1,257	91	1,684	391

Costs and expenses
Cost of product sales	33	-	37	-
Research and development	3,779	8,306	11,844	18,367
Selling, general and administrative	14,620	4,075	40,366	11,450

Total costs and expenses	18,432	12,381	52,247	29,817

Operating loss	(17,175)	(12,290)	(50,563)	(29,426)
Other income (expense)
Interest income and other income (expense), net	102	(18)	292	192
Interest expense	(2,870)	(880)	(5,742)	(2,771)
Changes in fair value of derivative liabilities	(4,153)	(294)	(12,692)	(766)
Loss on extinguishment of debt	-	-	(1,162)	-

Total other (expense) income	(6,921)	(1,192)	(19,304)	(3,345)

Net loss	(24,096)	(13,482)	(69,867)	(32,771)

Cumulative dividends on Series A convertible preferred stock	-	-	-	(1,143)

Net loss attributable to common stockholders	$(24,096)	$(13,482)	$(69,867)	$(33,914)

Loss per common share:
Basic and diluted	$(0.78)	$(0.55)	$(2.26)	$(2.36)

Weighted-average number of common shares:
Basic and diluted	30,941,404	24,464,281	30,904,876	14,356,546

Supernus Pharmaceuticals, Inc.
Reconciliation of Non-GAAP Net Loss
(in thousands)

	Three Months	Nine Months
	ended September 30,	ended September 30,
	2013	2013

	(unaudited)

Net loss - GAAP	$(24,096)	$(69,867)

Changes in fair value of derivative liabilities	(4,153)	(12,692)
Loss on extinguishment of debt	-	(1,162)

Adjusted Net Loss - non-GAAP	$(19,943)	$(56,013)